Exhibit 99.1

STAAR Surgical Announces Preliminary Net Sales for First Quarter 2026

LAKE FOREST, CA, April 8, 2026 --- STAAR Surgical Company (NASDAQ: STAA), the global leader in phakic IOLs with the EVO family of Implantable Collamer® Lenses (EVO ICL™) for vision correction, today announced preliminary net sales for the first quarter ended April 3, 2026. STAAR is announcing its preliminary net sales in advance of its quarterly earnings announcement because it expects to be interacting with members of the investment community, as well as with surgeons and other members of the ophthalmology community, at the ASCRS Annual Meeting in Washington, D.C.

Net sales for the first quarter of 2026 are expected to be in excess of $90 million, compared to net sales of $42.6 million for the first quarter of 2025.

“We are very pleased with our strong first quarter net sales in our largest market, China, which accounted for the majority of the increase in net sales, along with continued double-digit growth in the Americas. Our higher net sales, combined with our significantly improved cost structure, are expected to drive a meaningful improvement in adjusted EBITDA for the first quarter. These results deliver on two of the three core objectives outlined in our Shareholder Letter earlier this year—Revenue Growth and Profit Expansion—and though early in the year, are indicators of the overall good health of our business,” said Deborah Andrews, Interim Co-CEO and CFO. “Current global business conditions are volatile and some portions of our business remain unpredictable. We continue to provide no forward revenue or earnings guidance and look forward to reporting our full first quarter financial results and filing our 10-Q in early May.”

In the Middle East and some other parts of the EMEA and APAC regions, net sales were negatively affected by significant geopolitical and macroeconomic challenges, resulting in a decline in sales in parts of those regions. The Company is monitoring the situation and cautions that sales growth could continue to be adversely affected if these conditions persist, and that macroeconomic challenges could spread to other regions.

As previously disclosed, net sales during the first quarter of 2025 were impacted as the Company shipped minimal quantities of EVO ICLs to China while distributors worked through excess inventory. As of the end of the first quarter of 2026, distributor inventory appears to be within the Company’s targeted range to appropriately service the refractive market.

The financial information in this release is unaudited and subject to adjustment and confirmation as the Company completes its quarterly review and finalizes its financial statements to be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2026, and the review of the Company’s independent registered public accounting firm's consolidated financial statements for the quarterly period.

About STAAR Surgical

STAAR Surgical (NASDAQ: STAA) is the global leader in implantable phakic intraocular lenses, a vision correction solution that reduces or eliminates the need for glasses or contact lenses. Since 1982, STAAR has been dedicated solely to ophthalmic surgery, and for 30 years, STAAR has been designing, developing, manufacturing, and marketing advanced Implantable Collamer® Lenses (ICLs), using its proprietary biocompatible Collamer material. STAAR ICL’s are clinically-proven to deliver safe long-term vision correction without removing corneal tissue or the eye’s natural crystalline lens. Its EVO ICL™ product line provides visual freedom through a quick, minimally invasive procedure. STAAR has sold more than 4 million ICLs in over 85 countries. Headquartered in Lake Forest, California, the company operates research, development, manufacturing, and packaging facilities in California and Switzerland. For more information about ICL, visit www.EVOICL.com. To learn more about STAAR, visit http://www.staar.com.

We intend to use our website as a means of disclosing material non-public information about the Company and complying with Regulation FD. Such disclosures will be included on our website in the ‘Investor Relations’ sections at investors.staar.com. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about the Company when you enroll your email address by visiting the Email Alerts section at investors.staar.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often contain words such as “anticipate,” “believe,” “expect,” “plan,” “estimate,” “project,” “continue,” “will,” “should,” “may,” and similar terms. All statements in this press release that are not statements of historical fact are forward-looking statements. These forward-looking statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: our ability to grow and generate profit; our reliance on independent distributors in international markets; a slowdown or disruption to the Chinese economy; global economic and geopolitical conditions; disruptions in our supply chain; fluctuations in foreign currency exchange rates; international trade disputes (including involving tariffs) and substantial dependence on demand from Asia; changes in effective tax rate or tax laws; any loss of use of our principal manufacturing facility; competition; potential losses due to product liability claims; our exposure to environmental liability; data corruption, cyber-based attacks or network security breaches and/or noncompliance with data protection and privacy regulations; acquisitions of new technologies; climate changes; the willingness of surgeons and patients to adopt a new or improved product and procedure; extensive clinical trials and resources devoted to research and development; compliance with government regulations; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before or after approval, or to take enforcement action; laws pertaining to healthcare fraud and abuse; changes in FDA or international regulations related to product approval; product recalls or failures; and other important factors set forth in the Company’s Annual Report on Form 10-K for the year ended January 2, 2026 under the caption “Risk Factors,” which is filed with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Information” section of the Company’s website under the heading “SEC Filings,” as any such factors may be updated from time to time in the Company’s other filings with the SEC.

Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor/Media Contact:

ir@staar.com

Connie Johnson

cjohnson@staar.com

(626) 303-7902 (ext. 2207)

Asia Investor/Media Contact:

Niko Liu, CFA

nliu@staar.com

United States: (626) 303-7902 (ext. 3023)

Hong Kong: +852 6092-5076